Exhibit 99.1

PRESS RELEASE
FIDELITY D&D BANCORP, INC.
DATE: May 9, 2003

Contact:	Michael F. Marranca	Joseph J. Earyes
	Chairman of the Board and President	Executive Vice President & CEO
	570-346-4156	570-342-7305

FIDELITY D & D BANCORP, INC.
REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

Dunmore, PA – Fidelity D&D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of the Fidelity Deposit and Discount Bank, announced net income for the first quarter ended March 31, 2003 of $887 thousand, a $191 thousand decrease as compared to net income of $1.1 million during the first quarter of 2002. Earnings per diluted share were $0.49 and $0.59 for the first quarter ended March 31, 2003 and 2002, respectively.

Total interest income decreased by $1.1 million or 12.5% from $8.7 million at March 31, 2002 to $7.6 million at March 31, 2003. Market interest rates declined during the past year, adversely affecting yield on earning assets, resulting in this interest income reduction. Interest expense decreased by $842 thousand or 18.1%, from $4.1 million at March 31, 2002 to $3.8 million at March 31, 2003. Rates paid on deposits have also decreased as market deposit rates declined throughout the past year. However, the interest expense reduction did not fully match the reduced interest income for the quarter. The interest expense reduction was suppressed from the contractual inability to reprice long-term borrowings and certain long term high cost time deposits, on which the repricing will occur over the next two years as the time deposits mature. As a result, net interest income decreased to $3.8 million at March 31, 2003, an overall decrease of $251 thousand or 6.1% over March 31, 2002.

The Company has focused on increasing fee based traditional banking and financial services provided to customers, which increased fee income $25 thousand or 3.1% over first quarter 2002. Other operating expenses remain within expected levels with a $150 thousand or 4.8% increase over the same period in 2002. Most of the increase in operating costs can be attributed to additional personnel expense and depreciation on the Bank’s new core processing system.

The Company reported little change in total assets from $578.0 million at December 31, 2002 to $578.4 million at March 31, 2003. Investments were $152.2 million and net loans totaled $386.8 million at March 31, 2002. Total deposits were $410.0 million at March 31, 2003.

Stockholders’ equity at March 31, 2003 increased to $45.7 million from $45.2 million at December 31, 2002. The growth in stockholders’ equity of $449 thousand resulted in the retention of net income after dividends, and an increase in common stock through the dividend reinvestment plan.

Dividends declared by the Company during the first quarter of 2003 were $401 thousand, of which $128 thousand was reinvested through the dividend reinvestment plan. For the same period in 2002, $364 thousand of dividends was declared with $107 thousand reinvested through the dividend reinvestment plan.

The Fidelity Deposit and Discount Bank has twelve community banking offices and twenty ATM locations in Lackawanna and Luzerne Counties.

For more information visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.